ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100372325-25 Filing Date and Time 05/26/2010 1:00 PM Entity Number E0445562007-4

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Options Media Group Holdings, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation

3. Filing date of the original document for which correction is being made: April 19, 2010

4. Description of the inaccuracy or defect.

The numerator in the conversion formula for the Class D Preferred Stock was supposed to be based upon the liquidation preference of $1.00 per share, not $0.95 per share. However, there is an error in the first sentence of Section B.5(c), which refers to the numerator as $0.95

5. Correction of the inaccuracy or defect.

The first sentence of Section B.5(c) shall be deleted and the following inserted in lieu thereof:

At the Conversion Time, each share of Series D Preferred Stock subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing an amount per share equal to $1.00, as proportionately adjusted for stock splits, subdivisions, combinations and similar transactions effecting the Series D Preferred Stock, by the conversion price for the Series D Preferred Stock that is in effect at the time of conversion (the "Series D Preferred Stock Conversion Price").

6. Signature:

X [signature]

Authorized Signature | Chief Executive Officer **Title *** | May 26, 2010 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.